PAULA S. MORELLI, CPA P.C. 21 MARTHA STREET FREEPORT, NY 11520 (516) 378-4258

CONSENT OF INDEPENDENT CERTIFIED PUBLICACCOUNTANT

To the Board of Directors Element92 Resources Corp.

I consent to the inclusion in this Form S-1 of my report relating to the financial statements of Element92 Resources Corp.

Paula S. Morelli, CPA P.C.

Freeport, New York

July 8, 2008